EXHIBIT 4.6

INTEGRATED INTERNATIONAL LTD.

STOCK PURCHASE AGREEMENT

MICROPOWER ENTERPRISES LIMITED

and

DESWELL INDUSTRIES, INC,

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this “Agreement”) dated as of April 20, 2005 is executed by and between MICROPOWER ENTERPRISES LIMITED, a British Virgin Islands International Business Company (the “Seller”), a shareholder of INTEGRATED INTERNATIONAL LTD., a corporation organized under the laws of Samoa (the “Company”) and DESWELL INDUSTRIES, INC., a British Virgin Islands International Business Company (the “Purchaser”).

     WHEREAS, Seller owns beneficially and of record 20 shares or five percent (5%) of the outstanding capital stock of the Company (the “Seller’s Integrated Shares”);

     WHEREAS, Purchaser owns 284 shares or seventy-one percent (71%) of the outstanding capital stock of the Company and desires to increase its ownership in the Company;

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, Seller’s Integrated Shares, increasing Purchaser’s ownership in the Company to a total of 304 shares or seventy-six percent (76%) of the outstanding capital stock of the Company;

     Now Therefore The Parties Hereby Agree As Follows:

     Section 1.     Purchase and Sale of Stock.

          1.1     Sale of the Securities

               (a) Subject to the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, Seller’s Integrated Shares.

               (b) The aggregate purchase price for the Integrated Shares shall consist of 120,000 common shares of Purchaser (the “Deswell Common Shares”) which number of Deswell Common Shares gives effect Deswell’s three-for-two stock split of Deswell’s outstanding shares payable on March 29, 2005 to its shareholders of record on March 15, 2005, which Deswell Common Shares Purchaser shall issue and deliver to Seller at the Closing (as defined below) against delivery by Seller to Purchaser at the Closing of a certificate or certificates for Seller’s Integrated Shares.

          1.2 Closing. The purchase and sale of the Integrated Shares to Purchaser shall take place on or before April 30, 2005, at the offices of Purchaser, 17B, Edificio Comercial Rodrigues, 599 Avenida da Praia Grande, Macao or at such other location as Seller and Purchaser agree upon orally or in writing (the date on which the closing occurs, the “Closing” or “Closing Date”). At the closing, Purchaser shall issue an aggregate of 120,000 Deswell Common Shares and deliver a stock certificate representing the same to Seller, and Seller shall deliver to Purchaser a stock certificate or certificates representing 20 Integrated Shares. Each share certificate for Integrated Shares so delivered shall be endorsed in blank by, or accompanied by duly executed assignment documents from Seller for the Integrated Shares so delivered.

     Section 2. Representations and Warranties of Seller. The Seller hereby represents and warrants as of the Closing Date:

          2.1 Authorization and Validity. Seller has full power and authority to enter into this Agreement, and the Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          2.2 Consents or Approvals. Seller is not required to obtain the consent or approval of any person or governmental agency or organization to effect the sale of Integrated Shares or the purchase of the Deswell Common Shares.

          2.3 No Defaults. This Agreement will not violate or constitute a default under any order of any judicial, arbitral or government instrumentality or any agreement or instrument to which either of Seller is a party or by which it is bound.

          2.4 Ownership. Seller is the owner beneficially and of record of 20 shares or 5% of the outstanding capital stock of the Company. Such capital stock of the Company it is selling to Deswell pursuant to this Agreement constitutes all the shares of capital stock of the Company owned beneficially or of record by Seller. The Seller now has and on the Closing Date will have valid and marketable title to the Integrated Shares to be sold by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than pursuant to this Agreement; and upon delivery of the Integrated Shares under this Agreement and payment and delivery of the purchase price as herein contemplated, Purchaser will obtain valid and marketable title to the Integrated Shares purchased by it from Seller, free and clear of any pledge, lien, security interest pertaining to Seller or Seller’s property, encumbrance, claim or equitable interest.

          2.5 Investment. Seller is acquiring the Deswell Common Shares pursuant to this Agreement for its own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same except in compliance with the United States Securities Act of 1933, as amended (the “Securities Act”).

          2.6 Experience. Seller has made detailed inquiry concerning Purchaser, its business and its personnel; the officers of Purchaser have made available to Seller any and all written information which it has requested and have answered to Seller’s satisfaction all inquiries made by Seller; and Seller has sufficient knowledge and experience in finance and business, including evaluating and investing in securities in companies similar to Purchaser, that it is capable of evaluating the risks and merits of its investment in Purchaser and is able financially to bear the risks thereof.

          2.7 Transfer Restrictions.

               (a) Seller understands that the Deswell Common Shares it is acquiring under this Agreement have not been registered under the Securities Act or the securities laws of any state thereof or any other country, and may not be transferred unless:

                    (i) subsequently registered under the Securities Act; or

                    (ii) it shall have delivered to Purchaser an opinion of counsel reasonably acceptable to Purchaser (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Deswell Common Shares to be sold or transferred may be sold or transferred under an exemption from such registration; or

                    (iii) sold under Rule 144 promulgated under the Securities Act (or a successor rule).

               (b) Seller further agrees and consents to the entry of stop transfer instructions with Purchaser’s transfer agent against the transfer of the Deswell Common Shares it is acquiring under this Agreement except in compliance with this Agreement.

          2.8 Accredited Investor. Seller is an “accredited investor” within the meaning of United States Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, the provisions of which defining an “accredited investor” are attached to this Agreement as Exhibit A.

          2.9 Restricted Securities. Seller understands that:

               (a) the Deswell Shares purchased by Seller pursuant to this Agreement are characterized as “restricted securities” under the United States securities laws inasmuch as the shares are being acquired from the issuer in a transaction not involving a public offering, and

               (b) under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring not less than one year after Seller acquired the Deswell Shares from the Purchaser and paid for the Deswell Shares to be sold, the sale being through a broker in an unsolicited “broker’s transaction,” and the amount of securities being sold during any three month period not exceeding specified limitations (generally, one percent (1%) total shares outstanding).

          2.10 Legend. Seller understands that unless and until the Deswell Common Shares have been registered under the Securities Act or may be sold by Seller under Rule 144, the certificates for the Deswell Common Shares may bear a restrictive legend in substantially the following form (the “Legend”):

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

          2.11 Representations as Foreign Investor Seller represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Deswell Common Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Deswell Common Shares or sale of the Integrated Shares, (ii) any foreign exchange restrictions applicable to such purchase or sale, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase and sale, holding, redemption, sale or transfer of the Deswell Common Shares. Seller’s sale of the Integrated Shares and purchase of the Deswell Common Shares and its continued beneficial ownership of the Deswell Common Shares will not violate any applicable securities or other laws of its jurisdiction.

     Section 3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants that:

     3.1 Authorization and Validity. Purchaser has full power and authority to enter into this Agreement, and the Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.2 Consents or Approvals. Purchaser is not required to obtain the consent or approval of any person or governmental agency or organization to effect the purchase of the Integrated Shares or the sale of the Deswell Common Shares.

     3.3No Defaults. This Agreement will not violate or constitute a default under any order of any judicial, arbitral or government instrumentality or any agreement or instrument to which Purchaser is a party or by which it is bound.

     3.4 Purchase Entirely for Own Account. The Integrated Shares to be received by Purchaser are being acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.

     3.5 Disclosure of Information. The Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Integrated Shares.

     3.6 Investment Experience. The Purchaser acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Integrated Shares.

     3.7 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, the provisions of which defining an “accredited investor” are attached to this Agreement as Exhibit A.

     3.8 Restricted Securities. The Purchaser understands that:

               (a) the Integrated Shares purchased pursuant to this Agreement are characterized as “restricted securities” under the federal securities laws inasmuch as the shares are being acquired from Seller in a transaction not involving a public offering, and

               (b) under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     3.9 Representations as Foreign Investor. Purchaser represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Integrated Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Integrated Shares or the issuance and sale of the Deswell Common Shares, (ii) any foreign exchange restrictions applicable to such purchase or sale, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase and sale, holding, redemption, sale or transfer of the Integrated Shares. Purchaser’s sale of the Deswell Common Shares and purchase of the Integrated Shares and its continued beneficial ownership of the Integrated Shares will not violate any applicable securities or other laws of its jurisdiction.

     Section 4. Conditions of Investors’ Obligations at the Closing. The obligations of Purchaser to Seller under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

     4.1 Representations and Warranties. The representations and warranties of Seller contained in Section 2 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the date of Closing.

     4.2 Performance. Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

     4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of the Closing Date.

     4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to Purchaser’s counsel, and Purchaser shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     Section 5. Conditions of Seller’s Obligations at Closing. The obligations of Seller to Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Purchaser:

     5.1 Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

     5.2 Performance. Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

     5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful issuance and sale of the securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

     Section 6. Miscellaneous.

     6.1 Survival of Warranties. The warranties, representations and covenants of Seller and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.

     6.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands without regard to choice of law principles thereof.

     6.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the British Virgin Islands, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     6.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable time thereafter. Any photographic, photocopy or similar reproduction copy of this

Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

          6.6 Confidentiality; Publicity. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed prior to the Closing except to consultants, advisors, officers and directors, or as required by law. None of the parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law. The parties shall endeavor to make only those press releases or other public disclosures as are required by law.

          6.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.8 Notices. All notices, requests, waivers and other communications (collectively, “notices”) made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given:

               (a) when hand delivered to the other party;

               (b) when received when sent by facsimile at the address and number set forth below;

               (c) seven (7) business days after deposit in the mail with first class or other class of mail requiring a return receipt, postage prepaid and addressed to the other party as set forth below; or

               (d) the second business day after deposit with a international overnight delivery service, charges prepaid, addressed to the parties as set forth below with next or second business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person sending a notice under this Agreement by facsimile shall promptly confirm by telephone to the person to whom such notice was addressed each notice made by it by facsimile pursuant to this section but the absence of such confirmation shall not affect the validity of any such notice.

All notices to Seller shall be delivered to the following addresses:

MICROPOWER ENTERPRISES LIMITED
c/o DTOS Ltd
4th Floor, IBL House
Caudan Port Louis
Mauritius
Attention: Jimmy Wong or Eric A Venpin

Fax No.: 230-212-6149

All notices to Purchaser shall be delivered to the following address:

DESWELL INDUSTRIES, INC.
17B, Edificio Comercial Rodrigues
599 Avenida da Praia Grande
Macao
Attention: Richard Lau Fax no: (853) 323265

          Whenever any notice is required to be given by law or by this Agreement, a written waiver of such notice, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of that notice.

          6.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Purchaser and Seller. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Purchaser and Seller.

          6.10 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, the letter of intent between the parties dated March 24, 2005 (the “Letter of lntent”), except for the provisions of paragraph 11 of the Letter of Intent, which are intended to survive execution of this Agreement and remain effective as of March 24, 2005. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

          6.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          6.12 Further Assurances. Purchaser and Seller shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

          6.13 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

          6.14 Taxes. Purchaser shall pay all original issue taxes, if any, applicable to the issuance of the Deswell Common Shares to Seller. Seller shall pay any transfer taxes, if any, applicable to the transfer of the Integrated Shares to Purchaser.

          6.15 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties acknowledge that they were advised (or have had the opportunity of being advised by its own counsel) and each party has had a full opportunity to comment upon and negotiate the terms of this Agreement. Purchaser acknowledges that Deswell’s counsel is acting for Purchaser in connection with the negotiation, execution, delivery and performance of the Agreement and is not acting for or representing Seller in any capacity. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent as a result of arm’s length bargaining.

          6.16 Conflicting Agreements. No party hereto shall enter into any other agreement nor shall any party incur any obligations that are inconsistent with the provisions of this Agreement.

[Signatures appear on next page]

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

     I hereby certify that the signatures marked (1) and (2) are the true and genuine signatures of Mr. Jimmy Wong and Mr. Eric A. Venpin respectively. Given under my hand and seal of office, at chambers, Port-Louis Mauritius, this 26 April 2005.

/s/ Roland Constantin
ROLAND CONSTANTIN
NOTARY PUBLIC

SELLER

MICROPOWER ENTERPRISES LIMITED

By:	(1)	/s/ Jimmy Wong

Name:		Jimmy Wong
Its:		Director

By:	(2)	/s/ Eric A. Venpin

Name:		Eric A. Venpin
Its:		Director

PURCHASER

DESWELL INDUSTRIES, INC.

By:

Name:		Richard Lau
Its:		President and Chief Executive Officer

WITNESS by:-		/s/ Chan Kai Wing

[I witness the signature of Lau Pui Hon] CHAN KAI WING
NOTARY PUBLIC
HONG KONG
Room 1208 Wing On Centre, 111 Connaught Road Central, Hong Kong, Telephone Number: (852) 9096 2172. Dated: 20th April 2005.

Exhibit A — Definition of Accredited Investor

(a) Accredited investor. “Accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

     (1) Any bank as defined in section 3(a)(2) of the Securities Act (the “Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

     (2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

     (3) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

     (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

     (5) Any natural person whose individual net worth or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

     (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

     (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(2)(ii); and

     (8) Any entity in which all of the equity owners are accredited investors.